AMENDED AND RESTATED EMPLOYMENT LETTER AGREEMENT

July 16, 2008

Mr. Stephen M. Simes
ADDRESS INTENTIONALLY OMMITTED

Dear Stephen:

This letter agreement (this “Agreement”) will amend and replace that certain employment letter agreement between you and BioSante Pharmaceuticals, Inc. (formerly known as Ben-Abraham Technologies, Inc.) (the “Company”) dated January 21, 1998, as amended through the date hereof.

The Board of Directors of the Company considers the establishment and maintenance of a sound and vital management team of the Company to be essential in protecting and enhancing the best interests of the Company and its stockholders, and in this connection recognizes that the possibility of a Change in Control may raise uncertainty and questions that could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.  The Board has determined that appropriate steps should be taken to minimize the risk that Company executive management will depart prior to a Change in Control, thereby leaving the Company without adequate executive management personnel during such a critical period, and to reinforce and encourage the continued attention and dedication of members of the Company’s executive management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control.  The Board recognizes that continuance of your position with the Company involves a substantial commitment to the Company in terms of your personal life and professional career and the possibility of foregoing present and future career opportunities, for which the Company receives substantial benefits.  To induce you to remain in the employ of the Company, this Agreement, which has been approved by the Board of Directors of the Company, sets forth, among other things, the benefits that the Company agrees will be provided to you in the event of a Change in Control under the circumstances described below.

It is intended that the payments and benefits provided under this Agreement will comply, in form and operation, with the requirements of Section 409A of the Code or an appropriate exception to the requirements of Section 409A and this Agreement will be construed and administered in a manner that is consistent with and gives effect to such intention.

Certain capitalized terms that are used in this Agreement are defined in Exhibit A, which is an integral part of this Agreement.

I.
Employment.  Subject to the terms and conditions described in this Agreement, the Company agrees to continue to employ you as Vice Chairman, President and Chief Executive Officer of the Company, and you agree to continue to be so employed on the following terms and conditions.

II.	Duties.

A.
You agree to spend substantially all of your business hours on the Company’s business.  You will diligently perform the duties of your position, within guidelines determined by the Board of Directors.  In particular, you will actively manage the day-to-day business of the Company and shall set corporate policies, under the direction of the Board of Directors.  More particularly, your duties shall include the day-to-day responsibility for running and administering the Company.  You will report to the Board of Directors, who will be responsible for evaluating your job performance in accordance with the Company’s annual performance review process.  The Company agrees that during the term of this Agreement, as it may be extended, no one shall serve as CEO, except you.

B.
During the term of this Agreement, you will also serve as a Director of the Company and will perform all such duties incident to such service.  Towards this end, the Company shall nominate you as a nominee for director and solicit proxies for your election for so long as this Agreement is in effect.

C.
While you are employed by the Company, except as otherwise permitted by the Company’s Conflict of Interest policy or this Agreement, you will not engage in any business activity or outside employment that conflicts with the Company’s interests or adversely affect the performance of your duties for the Company.

D.
You shall be based at, and shall perform your duties at an office located in, Lincolnshire, Illinois, where the corporate headquarters of the Company shall also be located.  The Company agrees that the other officers and executives of the Company (except for those who are directly involved in the research and development activities of the Company that are currently conducted in Doylestown, Pennsylvania) shall also be located in the same corporate headquarters.  However, you shall also travel to other locations at such times as may be appropriate for the performance of your duties under this Agreement.

III.
Term.  This Agreement is effective July 16, 2008 (the “Effective Date”), and will terminate on December 31, 2010, unless earlier terminated pursuant to Section V of this Agreement (the “Base Term”).  Commencing on January 1, 2009 and on each January 1st thereafter, the term of your employment will be automatically extended for one (1) additional year unless on or before October 1st immediately preceding any such extension, either party gives written notice to the other of the cessation of further extensions, in which case no further automatic extensions will occur.  For the avoidance of any doubt, the parties hereby understand and acknowledge that absent any termination or non-renewal of this Agreement in accordance with the provisions of this Agreement, the term of this Agreement at any given time will be at least two years and will be no more than three years.  In the event that the Company terminates your employment by electing not to renew this Agreement, other than for “Cause” as defined herein, and you are willing and able to renew this Agreement and continue providing such services, you will be paid the amount described in Section V.C below or Section V.F. below if such election occurs within the period beginning on the date of a Change in Control and ending on the last day of the first full calendar month following the second year anniversary date of the Change in Control or prior to a Change in Control if your Termination of Employment was either a condition of the Change in Control or was at the request or insistence of a Person related to the Change in Control.

IV.	Compensation.

A.
Base Salary.  The Company agrees to pay you an annual base salary of Four Hundred Seventeen Thousand Six Hundred and Forty Dollars ($417,640) in accordance with the Company’s standard payroll practices (“Base Salary”).  In subsequent years, the Board of Directors shall have the sole discretion to establish your Base Salary, except that, at a minimum, it shall be adjusted upward consistent with changes to the Consumer Price Index.

B.
Annual Bonus.  You will be eligible to receive an annual performance bonus.  The amount of said bonus and the terms of payment shall be determined in the sole discretion of the Compensation Committee and approved by the Board of Directors.

C.
Options.  In the event that your employment is terminated by the Company other than for Cause (as hereinafter defined), or if the Company elects not to renew this Agreement, or if you are not nominated by the Company for reelection to the Board of Directors other than for Cause (as hereinafter defined), all outstanding stock options and shares that are held by you or your estate will immediately become exercisable and all restrictions against disposition, if any, which have not otherwise lapsed shall immediately lapse, and the period within which they may be exercised will be one year following such termination of employment.

D.
Benefits.  In addition to the other compensation to be paid under this Section IV, you will be entitled to participate in all Benefit Plans available to all full-time, eligible employees hereafter established by the Company, in accordance with the terms and conditions of such plans.  These plans shall include, but not be limited to, the following:  a 401(k) plan; group hospitalization, health, dental, disability (for which the Company agrees to obtain the maximum long-term disability insurance benefit allowed by applicable law), and term life insurance.  In addition, the Company agrees to reimburse you for the amount of the annual insurance premiums for your supplemental term life insurance (in the amount of $1.1 million) and your supplemental long-term disability insurance.  The premium reimbursements made under this Section IV.D will be made as soon as reasonably practicable but no later than 30 days after you submit a request for reimbursement to the Company, along with any appropriate back-up documentation, provided that the reimbursement is, in all cases, made on or before the last day of the calendar year in which the cost of the premium was incurred by you.  The Company will make an additional tax gross up payment to you in an amount equal to your federal, state and local tax liability on the reimbursement of your insurance premiums under this Section IV.D, plus an additional amount sufficient to permit you to retain a net amount after all federal, state and local taxes equal to the initial tax liability for the premium reimbursement.  The tax gross up payment will be made as soon as reasonably practicable but no later than 30 days after the gross-up calculation has been computed by the Company, provided that the tax gross up payment, in all cases, will be paid by no later than December 31 of the calendar year next following the calendar year in which the related taxes are remitted to the appropriate taxing authority.

E.
Reimbursement of Business Expenses.  In addition to payment of compensation under this Section IV, the Company agrees to reimburse you for all reasonable out-of-pocket business expenses incurred by you on behalf of the Company, provided that you properly account to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service promulgated under the Internal Revenue Code of 1986, as amended, and in accordance with the standard policies of the Company relating to reimbursement of business expenses.

F.	Automobile Allowance. The Company shall provide you with a monthly stipend of One Thousand Dollars ($1,000.00) for your automobile use.

G.	Vacation. You are entitled to four (4) weeks of paid vacation per calendar year.

V.	Termination.

A.	Early Termination. Subject to the respective continuing obligations of the parties pursuant to Sections VI, VII and VIII, this Section sets forth the terms for early termination of this Agreement.

B.
Termination for Cause.  The Company may terminate this Agreement and your employment immediately for Cause.  For this purpose, “Cause” means any of the following:  (1) fraud, (2) theft or embezzlement of the Company’s assets, (3) a violation of law involving moral turpitude, (4) your repeated and willful failure to follow instructions of the Board provided that the conduct has not ceased or the offense cured within thirty (30) days following written warning from the Company that sets forth in reasonable detail the facts claimed to provide the basis for such termination, and (5) your conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs your ability to substantially perform your duties for the Company.  In the event of termination for Cause pursuant to this Section V.B, you will be paid at the usual rate your annual Base Salary, car allowance, and any out-of-pocket expenses, through the date of termination specified in any notice of termination and any amounts to which you are entitled under any Company Benefit Plan in accordance with the terms of such plan.

C.
Termination Without Cause.  Either you or the Company may terminate this Agreement and your employment without Cause on thirty (30) days written notice.  In the event of your Termination of Employment by you pursuant to this Section V.C, you will be paid at the usual rate of your annual Base Salary, car allowance, and any out-of-pocket expenses incurred on behalf of the Company and accounted for pursuant to Section IV.E through the date of termination specified in such notice (but not to exceed thirty (30) days from the date of such notice).  Notwithstanding any provision to the contrary contained herein, in the event of your Termination of Employment by the Company at any time for any reason other than for Cause, disability or death:

1.
Subject to Section V.G, the Company shall pay you a severance benefit, in a lump sum payable no later than the fifth business day following the date of termination, an amount equal to the sum of: (a) your Base Salary (includes only regular cash salary and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan) at the rate in effect at the time of your Termination of Employment, plus (ii) 100% of your annual bonus for the most recent fiscal year (regardless of timing and manner of payment), plus (iii) 12 months of your car allowance.

2.
You shall be entitled to receive, until the earlier of (A) the expiration of the “Severance Period” (which shall mean the longer of these two periods:  one year from the date of termination or the remaining term of this Agreement), or (B) your obtaining full-time employment, life insurance coverage substantially equivalent to the coverage you had on the day immediately prior to your Termination of Employment, including reimbursement of the cost of the premiums incurred on your supplemental term life insurance, and any group term life insurance coverage then in effect for your spouse and dependents.  Reimbursement of the cost of the premiums on your supplemental term life insurance under this Section V.C.2 will be made as soon as reasonably practicable but no later than 30 days after you submit a request for reimbursement to the Company, along with any appropriate back-up documentation, provided that the reimbursement is, in all cases, made on or before the last day of the calendar year in which the cost of the premium is incurred by you.  You shall be required to pay no more for such life insurance than you paid as an active employee immediately before your Termination of Employment.  In order to continue life insurance coverage, you must timely elect continuation or the portability option available under the Company’s group life insurance policy or policies and pay the full premium for such coverage following Termination of Employment.  The Company will reimburse you for the amount by which such life insurance premium exceeds the amount you paid for such coverage as an active employee immediately prior to your Termination of Employment.  Such reimbursement will be made as soon as reasonably practicable but no later than 30 days after you submit a request for reimbursement to the Company, along with any appropriate back-up documentation, provided that the reimbursement is, in all cases, made on or before the last day of the calendar year following the calendar year in which the cost of the premium was incurred by you.

3.
Continuation coverage will be provided to you under the Company’s group health and/or dental plans, and, for each month of the Severance Period in which you have continuation coverage, the Company will pay an amount equal to the excess of (i) the portion of the monthly cost for your coverage under the Company’s group health and/or dental plans that was borne by the Company immediately prior to your Termination of Employment (subject to the rule for coverage changes discussed below) over (ii) the portion of the monthly cost for your coverage under the Company’s group health and/or dental plans that is borne by the Company during the Severance Period.  Your coverage will be deemed to include any Company contribution to a health savings account (or similar arrangement) for you.  If the level of your coverage changes during the Severance Period, as, for example, from single to family coverage or to no coverage, the amount which the Company shall pay will be determined as if the new coverage level had been the level of coverage in effect immediately prior to the Termination of Employment. You shall be entitled to health care continuation coverage under the Company’s group health and/or dental plans (which will run concurrently with any state or COBRA continuation) for up to 36 months, which is through the end of the Severance Period, if you have not become eligible to participate as an employee in a plan of another employer providing group health and dental benefits to you and your eligible family members and dependents, which plan does not contain any exclusion or limitation with respect to any pre-existing condition of you or any eligible family member or dependent who would otherwise be covered under the Company’s plan but for this clause.  If COBRA or other continuation coverage is not available to you during any portion of the Severance Period (other than by reason of your failure to elect continuation coverage or to pay the required premiums for such coverage), the Company will provide comparable medical benefits pursuant to an alternative arrangement, such as an individual medical insurance contract, and such alternative benefits will be treated as part of the Company’s health and/or dental plan.  Any reimbursement made under this Section V.C.3 shall be made as soon as reasonably practicable but no later than 30 days after you submit a request for reimbursement to the Company, along with any appropriate back-up documentation, provided that the reimbursement is, in all cases, made on or before the last day of the calendar year following the calendar year in which any continuation coverage payment was incurred.

To the extent you incur a tax liability (including foreign, federal, state and local taxes) in connection with a benefit provided pursuant to this Section V.C.3 which you would not have incurred had you been an active employee of the Company participating in the Company’s group health and dental plans, the Company will make a payment to you in an amount equal to such tax liability plus an additional amount sufficient to permit you to retain a net amount after all taxes equal to the initial tax liability in connection with the benefit.  The payment pursuant to this Section V.C.3 will be made as soon as reasonably practicable but no later than 30 days after your remittal of a written request for payment accompanied by a statement indicating the basis for and amount of your tax liability, provided that the tax gross up payment, in all cases, will be paid by no later than December 31 of the calendar year next following the calendar year in which the related taxes are remitted to the appropriate taxing authority.

4.
For the period commencing immediately following your Termination of Employment and continuing for the duration of the Severance Period, the Company shall provide continuation or conversion benefits under the Company’s group short term and group long term disability insurance policies to provide benefits that are substantially similar to those provided to you immediately prior to your Termination of Employment; provided, if such continuation or conversion is not allowed by or available under such policy(ies), then the Company shall pay you in a lump sum the aggregate dollar amount of the insurance premiums the Company would have incurred if you had remained employed with the Company during the Severance Period.  In addition, the Company will continue to reimburse you for the cost of the premiums you incur for your supplemental long-term disability insurance coverage during the Severance Period.  The supplemental long-term disability insurance premium reimbursement made under this Section V.C.4 will be made as soon as reasonably practicable but no later than 30 days after you submit a request for reimbursement to the Company, along with any appropriate back-up documentation, provided that the reimbursement is, in all cases, made on or before the last day of the calendar year in which the cost of the premium payment is incurred by you.

5.
The Company will make an additional tax gross up payment to you in an amount equal to your federal, state and local tax liability on your supplemental long-term disability insurance premium reimbursement plus an additional amount sufficient to permit you to retain a net amount after all federal, state and local taxes equal to the initial tax liability for the premium reimbursement.  The tax gross up payment will be made as soon as reasonably practicable but no later than 30 days after the gross-up calculation has been computed by the Company, provided that the tax gross up payment, in all cases, will be paid by no later than December 31 of the calendar year next following the calendar year in which the related taxes are remitted to the appropriate taxing authority.

6.
The Company shall provide you with reasonable outplacement services at a qualified agency selected by you up to a maximum amount of $30,000 and the use of an office and reasonable secretarial support, in each case for up to one year (unless you become otherwise employed within such period).

7.	The Company shall reimburse out-of-pocket expenses incurred by you on behalf of the Company and accounted pursuant to Section IV.E.

8.	The Company shall reimburse you for any and all unused vacation days accrued to the date of such termination.

D.
Termination for Good Reason.  You may terminate this Agreement upon thirty (30) days written notice to the Company for Good Reason.  For this purpose, “Good Reason” means:  (i) the assignment to you of any duties inconsistent with your positions, duties, responsibilities and status with the Company as of the date hereof, or a change in your reporting responsibilities, titles or offices that is not reasonably acceptable to you, or any removal of you from or any failure to re-elect you to any of such positions; (ii) the failure of the Company to continue in effect any fringe benefit or compensation plan, retirement plan, life insurance plan, health or disability plan in which you were participating (except as such change is prompted in good faith by a change in the law), or the taking of any action by the Company, which could reasonably be expected to adversely affect your participation in or materially reduce your benefits under any such plans or deprive you of any material fringe benefit enjoyed by you; (iii) the reduction of your salary or car allowance or failure to increase such salary as is provided in Section IV.A above; or (iv) any other material breach of this Agreement by the Company.  In any such case, subject to V.G., the Company will pay you the amounts, and provide you the benefits, all as set forth in Section V.C above.

E.	Termination In The Event of Death or Permanent Disability. This Agreement and your employment will terminate in the event of your death or permanent disability.

1.	In the event of your death, Base Salary and car allowance will be terminated as of the end of the month in which death occurs.

2.
Upon your “disability,” the Company shall have the right to terminate your employment.  For the purposes of this Agreement, the term “disability” shall mean your inability, due to illness, accident or any other physical or mental incapacity, to substantially perform your duties for a period of four (4) consecutive months or for a total of six (6) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement.  Any termination pursuant to this Section V.E.2 shall be effective on the date thirty (30) days after which you shall have received written notice of the Company’s election to terminate.

3.
Notwithstanding any inability to perform your duties, upon your disability, you shall be entitled to receive your compensation (including bonuses, if any) as provided herein until the date upon which you begin to receive long-term disability insurance benefits under the policy provided by the Company pursuant to this Agreement, or, if later, upon your Termination of Employment.

F.
Termination in Connection with a Change in Control.  Notwithstanding any provision to the contrary contained herein, if and only if (i) your Termination of Employment is by the Company for any reason other than for Cause, or (ii) you terminate your employment with the Company for Good Reason (which definition of Good Reason for purposes of this Section V.F. also includes the following events in addition to those described in Section V.D.:  (aa) the failure by the Company to obtain from any Successor the assent to this Agreement contemplated by Section IX.P. of the Agreement; (bb) any purported termination by the Company of your employment that is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement, and, for purposes of this Section V.F., no such purported termination will be effective; (cc) Company requiring you to be based at any office or location that is more than thirty (30) miles further from the office or location thereof immediately preceding a Change in Control, except for required travel on the Company’s business and then only to the extent substantially consistent with the business travel obligations which you took on behalf of the Company during the year immediately preceding the Change in Control; and (dd)  any termination by you of your employment for any reason during the first full calendar month following the first year anniversary date of the Change in Control,) and (ii) the Termination of Employment occurs either within the period beginning on the date of a Change in Control and ending on the last day of the first full calendar month following the second year anniversary date of the Change in Control or prior to a Change in Control if your Termination of Employment was either a condition of the Change in Control or was at the request or insistence of a Person related to the Change in Control, you will become entitled to the benefits described in this Section V.F.:

1.
Subject to Section V.G, not more than 10 days following the Date of Termination, or, if later, not more than 10 days following the date of the Change in Control, the Company will make a lump-sum cash payment to you in an amount equal to the sum of (i) two times your Base Salary (includes only regular cash salary and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan) at the rate in effect immediately prior to a Change in Control or at the time Notice of Termination is given, whichever is greater, plus (ii) 100% of your annual bonus for the most recent fiscal year (regardless of timing and manner of payment), plus  (iii) 100% of your maximum bonus (100% of Base Pay) established for the year during which the Change in Control occurs.

2.
Continuation coverage will be provided to you under the Company’s group health and/or dental plans, and, for each month of the Continuation Period (as defined below), the Company will pay an amount equal to the excess of (i) the portion of the monthly cost for your coverage under the Company’s group health and/or dental plans that was borne by the Company immediately prior to your Termination of Employment or, if greater, immediately prior to the Change in Control (subject to the rule for coverage changes discussed below) over (ii) the portion of the monthly cost for your coverage under the Company’s group health and/or dental plans that is borne by the Company during the Continuation Period.  Your coverage will be deemed to include any Company contribution to a health savings account (or similar arrangement) for you.  If the level of your coverage changes during the Continuation Period, as, for example, from single to family coverage or to no coverage, the amount which the Company shall pay will be determined as if the new coverage level had been the level of coverage in effect immediately prior to the Termination of Employment or Change in Control, as the case may be.  You shall be entitled to continuation coverage under the Company’s group health and/or dental plans (which will run concurrently with any state or COBRA continuation) for up to twenty-four (24) months or until the end of the Continuation Period if you have not become eligible to participate as an employee in a plan of another employer providing group health and dental benefits to you and your eligible family members and dependents, which plan does not contain any exclusion or limitation with respect to any pre-existing condition of you or any eligible family member or dependent who would otherwise be covered under the Company’s plan but for this clause.  If COBRA or other continuation coverage is not available to you during any portion of the Continuation Period (other than by reason of your failure to elect continuation coverage or to pay the required premiums for such coverage), the Company will provide comparable medical benefits pursuant to an alternative arrangement, such as an individual medical insurance contract, and such alternative benefits will be treated as part of the Company’s health and/or dental plan.  Any reimbursement made under this Section V.F.2 shall be made as soon as reasonably practicable but no later than 30 days after you submit a request for reimbursement to the Company, along with any appropriate back-up documentation, provided that the reimbursement is, in all cases, made on or before the last day of the calendar year following the calendar year in which any continuation coverage payment was incurred.

For purposes of this Section V.F.2, Section V.F.3 and Section V.F.4 the “Continuation Period” is the period beginning on your Date of Termination and ending on (x) the last day of the 24th month that begins after your Date of Termination or, if earlier, (y) the date after your Date of Termination on which you first becomes eligible to participate as an employee in a plan of another employer providing group health and dental benefits to you and your eligible family members and dependents, which plan does not contain any exclusion or limitation with respect to any pre-existing condition of yours or any eligible family member or dependent who would otherwise be covered under the Company’s plan but for this Section V.F.2.

To the extent you incur a tax liability (including foreign, federal, state and local taxes) in connection with a benefit provided pursuant to this Section V.F.2 which you would not have incurred had you been an active employee of the Company participating in the Company’s group health and dental plans, the Company will make a payment to you in an amount equal to such tax liability plus an additional amount sufficient to permit you to retain a net amount after all taxes equal to the initial tax liability in connection with the benefit.  The payment pursuant to this Section V.F.2 will be made as soon as reasonably practicable but no later than 30 days after your remittal of a written request for payment accompanied by a statement indicating the basis for and amount of your tax liability, provided that the tax gross up payment, in all cases, will be paid by no later than December 31 of the calendar year next following the calendar year in which the related taxes are remitted to the appropriate taxing authority.

3.
In addition, during each month of the Continuation Period, you shall be entitled to receive life insurance coverage substantially equivalent to the coverage you had on the day immediately prior to your Termination of Employment, including reimbursement of the premiums on your supplemental term life insurance and any group term life insurance coverage then in effect for your spouse and dependents.  You shall be required to pay no more for such life insurance than you paid as an active employee immediately before your Termination of Employment.  In order to continue life insurance coverage, you must timely elect continuation or the portability option available under the Company’s life insurance policy or policies and pay the full premium for such coverage following Termination of Employment.  The Company will reimburse you for the amount by which such life insurance premium exceeds the amount you paid for such coverage as an active employee immediately prior to your Termination of Employment.  Such reimbursement will be made as soon as reasonably practicable but no later than 30 days after you submit a request for reimbursement to the Company, along with any appropriate back-up documentation, provided that the reimbursement is, in all cases, made on or before the last day of the calendar year following the calendar year in which the premium was incurred.

4.
For the period commencing immediately following your Termination of Employment and continuing for the duration of the Continuation Period, the Company shall provide continuation or conversion benefits under the Company’s group short-term and group long-term disability insurance policies to provide benefits that are substantially similar to those provided to you immediately prior to your Termination of Employment; provided, if such continuation or conversion is not allowed by or available under such policy(ies), then the Company shall pay you, in a lump sum, the aggregate dollar amount of the insurance premiums the Company would have incurred if you had remained employed with the Company during the Severance Period.  In addition, the Company will continue to reimburse you for the cost of your supplemental long-term disability insurance.  The supplemental long-term disability insurance premium reimbursement made under this Section V.F.4 will be made as soon as reasonably practicable but no later than 30 days after you submit a request for reimbursement to the Company, along with any appropriate back-up documentation, provided that the reimbursement is, in all cases, made on or before the last day of the calendar year in which the premium payment is incurred by you.

5.
The Company will make an additional tax gross up payment to you in an amount equal to your federal, state and local tax liability on your supplemental long-term disability insurance premium reimbursement plus an additional amount sufficient to permit you to retain a net amount after all federal, state and local taxes equal to the initial tax liability for the premium reimbursement.  The tax gross up payment will be made as soon as reasonably practicable but no later than 30 days after the gross-up calculation has been computed by the Company, provided that the tax gross up payment, in all cases, will be paid by no later than December 31 of the calendar year next following the calendar year in which the related taxes are remitted to the appropriate taxing authority.

6.
The Company will provide you with reasonable outplacement services at a qualified agency selected by you up to a maximum amount of $30,000 for up to one year (unless you become otherwise employed within such period).

7.	The Company shall reimburse out-of-pocket expenses incurred by you on behalf of the Company and accounted pursuant to Section IV.E.

8.	The Company shall reimburse you for any and all unused vacation days accrued to the date of such termination.

9.
Notwithstanding any other provisions of this Agreement or any other agreement, contract or understanding heretofore or hereafter entered into between you and the Company, if any “payments” (including, without limitation, any benefits or transfers of property or the acceleration of the vesting of any benefits) in the nature of compensation under any arrangement that is considered contingent on a Change in Control for purposes of Section 280G of the Code, together with any other payments that you have the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), such “payments” will be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction shall be made only if the aggregate amount of the payments after such reduction exceeds the difference between (A) the amount of such payments absent such reduction minus (B) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments. The parachute payments to be reduced under this paragraph will be reduced in the following order: outplacement benefits, life insurance benefits, reimbursement of supplemental disability premiums, reimbursement of supplemental life insurance premiums, disability benefits, dental benefits, lump sum cash severance, health plan benefits, and option acceleration.

10.
Following a Change in Control, the Company will indemnify and advance expenses to you for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of the Executive’s counsel) (the “Expenses”) incurred in connection with all matters, events and transactions relating to your service to or status with the Company or any other corporation, employee benefit plan or other Person for which you served at the request of the Company to the extent that the Company would have been required to do so under applicable law, corporate articles, bylaws or agreements or instruments of any nature with or covering you, including any indemnification agreement between the Company and the Executive, as in effect immediately prior to the Change in Control and to any further extent as may be determined or agreed upon following the Change in Control.

G.
Six Month Suspension for Specified Key Employees.  Notwithstanding the foregoing, if, at the time of your Termination of Employment, you are a Specified Employee, then any payment under this Section V that constitutes deferred compensation payable on account of a “separation from service” under Code Section 409A shall be suspended and not made until the first payroll date following the end of the six (6) month period following your Termination of Employment, or, if earlier, upon your death.  On the first payroll date following the end of the six (6) month period following your Termination of Employment,  or, if earlier, upon your death, the Company will pay you accrued interest on any suspended payment, at an annual rate equal to 120% of the applicable Federal rate (AFR), compounded semi-annually, determined under Code section 1274(d) in effect for each month, from the date of Termination of Employment through the date of payment.

H.
Entire Termination Payment.  The compensation provided for in Sections V.B, V.C, V.D, V.E and V.F for early termination of this Agreement will constitute your sole remedy for such termination.  For the avoidance of doubt, any payments and benefits to be provided to you pursuant to Section V.C, V.D or V.E. shall not be paid to the extent your employment is terminated following a “change in control” under circumstances entitling you to benefits under Section V.F.  You will not be entitled to any other termination or severance payment or benefit which might otherwise be payable or available to you under any other agreement between you and the Company or under any severance pay plan or policy of the Company.  This Section V will not have any effect on distributions to which you may be entitled at termination from any tax qualified retirement plan or any other plan (other than a severance payment or similar plan).

I.
Required Resignations Upon Early Termination or Expiration.  You agree that upon any termination of your employment with the Company or expiration of this Employment Agreement, such termination or expiration under this Agreement will automatically and without further action be deemed to constitute your simultaneous resignation from all director, officer, trustee, agent and any other positions within the Company, all of its affiliates (including but not limited to any entity that is a shareholder of the Company and any subsidiaries and any parent of the Company), the Company’s employee benefit plans, trusts and foundations (charitable or otherwise) or any other similar position associated with the Company.  Simultaneously upon such termination of employment or expiration of this employment agreement, you agree to execute and deliver to the Company any and all documents, agreements, certificates, letters or other written instruments confirming all such resignations.

VI.	Inventions.

A.
You agree that all Inventions (as defined below) you make, conceive, reduce to practice or author (either alone or with others) during or within one year after the term of this Agreement will be the Company’s sole and exclusive property.  You will, with respect to any such Invention:  (i) keep current, accurate, and complete records, which will belong to the Company and be kept and stored on the Company’s premises while you are employed by the Company; (ii) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request); (iii) assign (and you do hereby assign) to the Company all of your rights to the Invention, any applications you make for patents or copyrights in any country, and any patents or copyrights granted to you in any country; and (iv) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company’s opinion to preserve property rights in the Invention against forfeiture, abandonment, or loss and to obtain and maintain patents and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company.

B.
“Inventions,” as used in this Section, means any discoveries, improvements, creations, ideas and inventions, including without limitation software and artistic and literary works (whether or not they are described in writing or reduced to practice) or other works of authorship (whether or not they can be patented or copyrighted) that:  (i) relate directly to the Company’s business or the Company’s research or development during the term of this Agreement; (ii) result from any work you perform for the Company; (iii) use the Company’s equipment, supplies, facilities or trade secret information; or (iv) you develop during any time that Section II above obligates you to perform your employment duties.

The requirements of this Section do not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on your own time, and which neither (1) relates directly to the Company’s business or to the Company’s actual or demonstrably anticipated research or development, nor (2) results from any work you performed for the Company.  Except as previously disclosed to the Company in writing, you do not have, and will not assert, any claims to or rights under any Inventions as having been made, conceived, authored or acquired by you prior to your employment by the Company.

VII.	Proprietary Information.

A.
Except as required in your duties to the Company, you will never, either during or after your employment by the Company, use or disclose Proprietary Information to any person not authorized by the Company to receive it.  When your employment with the Company ends, you will promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe or embody Proprietary Information, including all copies, reproductions and specimens of the Proprietary Information in your possession, regardless of who prepared them.

B.
“Proprietary Information,” as used in this Section VII, means any nonpublic information concerning the Company, including information relating to the Company’s research, product development, engineering, purchasing, product costs, accounting, leasing, servicing, manufacturing, sales, marketing, administration and finances.  This information includes, without limitation:  (i) trade secret information about the Company and its products; (ii) “Inventions,” as defined in Section VI.B; (iii) information concerning any of the Company’s past, current or possible future products.  Proprietary Information or confidential information also includes any information which is not generally disclosed and which is useful or helpful to the Company and/or which would be useful or helpful to competitors.  More specific examples include financial data, sales figures for individual projects or groups of projects, planned new projects or planned advertising programs, areas where the Company intends to expand, lists of suppliers, lists of customers, wage and salary data, capital investment plans, projected earnings, changes in management or policies of the Company, testing data, manufacturing methods, suppliers’ prices to us, or any plans we may have for improving any of our products.  This information is confidential or Proprietary Information regardless of its form, e.g. oral, written, electronic or other, and whether or not it is labeled as “proprietary” or “confidential.”  The Company’s Proprietary Information or confidential information includes our information and that of our affiliates and third parties concerning or relating to us.

VIII.	Competitive Activities.

A.
You agree that during your employment with the Company, you will not alone, or in any capacity with another person or entity, (i) directly or indirectly engage in any employment or activity that competes with the Company’s business at the time your employment with the Company ends, within any state in the United States or within Canada, (ii) interfere with the Company’s relationships with any of its current or potential customers.

B.
You also agree that for a period of one year after the termination of this Agreement for any one of the following reasons:  (i) for “Cause” as defined above, (ii) voluntarily by you without “Good Reason” as defined above; or (iii) in the event of a non-renewal of the Agreement by you other than for “Good Reason”, you will abide by clauses (i) and (ii) of Section VIII.A above.

IX.	Miscellaneous.

A.
No Adequate Remedy.  You understand that if you fail to fulfill your obligations under this Agreement, the damages to the Company would be very difficult to determine.  Therefore, in addition to any other rights or remedies available to the Company at law, in equity, or by statute, you hereby consent to the specific enforcement of this Agreement by the Company through an injunction or restraining order issued by an appropriate court.

B.	Governing Law. The laws of Illinois will govern the validity, construction, and performance of this Agreement, without regard to the conflict of laws principles of any jurisdiction.

C.
Arbitration.  Any and all disputes which arise concerning the rights, duties or obligations of either party under any provision of this Agreement shall be resolved exclusively by binding arbitration in accordance with the following terms and conditions.  The party seeking arbitration shall commence a proceeding in arbitration in Chicago, Illinois under the Rules of the American Arbitration Association.  Within one month from one of the party’s request for arbitration, the party requesting arbitration shall appoint one arbitrator and within one month of the date of such appointment, the other party shall appoint an arbitrator.  Within three weeks of the date that the second arbitrator is appointed, and prior to any examination of the merits of the case, the two arbitrators shall mutually select a third arbitrator.  If either of the parties fails to appoint an arbitrator or if the two arbitrators fail to appoint the third arbitrator within the periods referred to above, one shall be appointed in accordance with the Rules within fifteen (15) days of the expiry date of the respective period referred to above.  The three arbitrators so selected shall constitute the arbitral panel.  The arbitral panel shall make its decisions by the majority of its members.  The arbitral panel shall render its decision and award in writing within ninety (90) days from its final constitution.  There shall be no appeal from the decision and award of the arbitral panel, which shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

D.
Rights in the Event of Dispute.  If, with respect to any alleged failure by the Company to comply with any of the terms of this Agreement, you hire legal counsel with respect to this Agreement or institute any negotiations or institute or respond to legal action to assert or defend the validity of, enforce your rights under, or recover damages for breach of this Agreement, the Company shall pay, as they are incurred, your actual expenses for attorneys’ fees and disbursements, together with such additional payments, if any, as may be necessary so that the net-after-tax payments to you equal such fees and disbursements, provided that such payments shall be reimbursed by you to the Company if the Arbitration panel rules in favor of the Company and further decides that such reimbursement is appropriate.  Further, pending the resolution of any such claim or dispute, you shall not be deemed terminated for purposes of this Agreement.

E.
No Mitigation.  You are not required to mitigate the amount of any payments to be made pursuant to this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided for in this Agreement be reduced by any compensation earned by you as the result of your self-employment or your employment by another employer after the date of termination of your employment with the Company.

F.
Taxes.  All benefits to be provided to you in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes.  The Company’s good faith determination with respect to its obligation to withhold such taxes relieves it of any obligation that such amounts should have been paid to you.

G.
Construction.  Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law.  If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid under the applicable law.  The remainder of this Agreement also will continue to be valid, and the entire agreement will continue to be valid in other jurisdictions.

H.
Amendments; Waivers.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is specifically agreed to in a writing that makes express reference to this Agreement as the subject of such amendment, waiver or discharge and is manually signed by you and a duly authorized officer of the Company.  No waiver by any party to this Agreement at any time of any breach by another party to this Agreement of, or of compliance with any condition or provision of this Agreement to be performed by such party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No failure or delay by either the Company or you in exercising any right or remedy under this Agreement will waive any provision of the Agreement.  Nor will any single or partial exercise by either the Company or you of any right or remedy under this Agreement preclude either the Company or you from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

I.
Entire Agreement; Related Agreements and Other Arrangements.  This Agreement, including Exhibit A attached hereto and incorporated as an integral part of this Agreement, is the entire agreement between the parties and replaces all other oral negotiations, commitments, writings and understandings between the parties concerning the matters in this Agreement.  To the extent that any provision of any Other Arrangement limits, qualifies or is inconsistent with any provision of this Agreement, then for purposes of this Agreement, while such Other Arrangement remains in force, the provision of this Agreement will control and such provision of such Other Arrangement will be deemed to have been superseded, and to be of no force or effect, as if such Other Arrangement had been formally amended to the extent necessary to accomplish such purpose.  Nothing in this Agreement prevents or limits your continuing or future participation in any Other Arrangement for which you may qualify, and nothing in this Agreement limits or otherwise affects the rights you may have under any Other Arrangement.  Amounts that are vested benefits or which you are otherwise entitled to receive under any Other Arrangement at or subsequent to the Date of Termination will be payable in accordance with such Other Arrangement.  For the avoidance of doubt, if as of the Date of Termination, any earned but unpaid bonus for a previous calendar year becomes due and owing under the terms of the resolutions of the Board of Directors of the Company providing for the payment of such bonus, nothing in this Agreement will prevent the payment of such bonus in accordance with the terms of such resolutions.  You acknowledge that you have been advised to seek legal counsel to review this Agreement with you before you sign it.

J.
Payment; Assignment.  Benefits payable under this Agreement will be paid only from the general assets of the Company.  No Person has any right to or interest in any specific assets of the Company by reason of this Agreement.  To the extent benefits under this Agreement are not paid when due to you, you are a general unsecured creditor of the Company with respect to any amounts due.  Benefits payable pursuant to this Agreement and the right to receive future benefits may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subject to any charge.

K.
Late Payments.  Except as provided under Section V.G., benefits not paid under Section V. of this Agreement when due will accrue interest at the rate of 10% per year, or, if lesser, the maximum rate permitted under applicable law, and shall be paid on the 5th day of the month next following the month during which such interest accrued.

L.
Survival.  The respective obligations of, and benefits afforded to, the Company and you which by their express terms or clear intent survive termination of your employment with the Company or termination of this Agreement, as the case may be, will survive termination of your employment with the Company or termination of this Agreement, as the case may be, and will remain in full force and effect according to their terms.

M.
Further Assurances.  The parties to this Agreement agree to perform, or cause to be performed, such further acts and deeds and to execute and deliver or cause to be executed and delivered, such additional or supplemental documents or instruments as may be reasonably required by the other party to carry into effect the intent and purpose of this Agreement.

N.
Interpretation.  The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement, which will remain in full force and effect.

O.
Severability and Judicial Modification.  If any portion of this Agreement is adjudicated to be invalid or unenforceable, then a court of competent jurisdiction shall amend, modify or delete that portion thus adjudicated invalid or unenforceable.  If any portion is deemed unenforceable by virtue of its scope or limitation, the Company and you agree that a court of competent jurisdiction shall modify such provision to make it enforceable to the fullest extent permitted by Illinois law.

P.
Successors.  The Company must seek to have any Successor, by agreement in form and substance satisfactory to you, assent to the fulfillment by such Successor of the Company’s obligations under this Agreement.  Failure of the Company to obtain such assent at least three (3) business days prior to the time a Person becomes a Successor (or where the Company does not have at least three business days’ advance notice that a Person may become a Successor, within one business day after having notice that such Person may become or has become a Successor) will constitute Good Reason for termination by you of your employment. The date on which any such succession becomes effective will be deemed the Date of Termination, and Notice of Termination will be deemed to have been given on that date.  A Successor has no rights, authority or power with respect to this Agreement prior to a Change in Control.

Q.
Binding Agreement.  This Agreement inures to the benefit of, and is enforceable by, you, your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you die while employed by the Company or while any amount would still be payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

R.	Notices. All notices, requests and demands given to or made pursuant hereto will, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address which:

1.	In the case of the Company will be:

BioSante Pharmaceuticals, Inc.
111 Barclay Boulevard
Lincolnshire, IL 60069
Attention:  Chairman of the Board

With a copy to:

Oppenheimer Wolff & Donnelly LLP
Plaza VII Building, Suite 3300
45 South Seventh Street
Minneapolis, MN  55402
Attention:  Amy E. Culbert, Esq.

2.	In the case of employee will be:

Stephen M. Simes
ADDRESS INTENTIONALLY OMMITTED

For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party’s respective address set forth above, or to such other address as either party may have furnished to the other in writing in accordance with these provisions, except that notice of change of address will be effective only upon receipt.

S.	Captions. The various headings or captions in this Agreement are for convenience only and will not affect the meaning or interpretation of this Agreement.

T.
Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.  Facsimile execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes.

Would you please confirm that this Agreement is in accordance with your understanding and that you have received a copy of this letter by signing and dating it where indicated below, and returning an executed copy for our records.

Very truly yours,

BIOSANTE PHARMACEUTICALS, INC.

/s/ Louis W. Sullivan, M.D.

By:  Louis W. Sullivan, M.D.
Its:   Chairman of the Board

Agreed to and confirmed as of July 16, 2008:

/s/ Stephen M. Simes

Stephen M. Simes

Exhibit A

DEFINITIONS

For purposes of the Agreement, the following terms will have the meaning set forth below in this Exhibit A unless the context clearly requires otherwise.  Terms defined elsewhere in the Agreement will have the same meaning throughout the Agreement.

1.  “Affiliate” means any person with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, namely (i) any corporation at least eighty percent (80%) of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by the Company or (ii) any other form of business entity in which the Company, directly or indirectly, owns eighty percent (80%) or more of the controlling interests in such entity.

2. “Benefit Plan” means any

(a) employee benefit plan as defined in Section 3(3) of ERISA;

(b) cafeteria plan described in Code Section 125;

(c) plan, policy or practice providing for paid vacation, other paid time off or short-or long-term profit sharing, bonus or incentive payments or perquisites; or

(d) stock option, stock purchase, restricted stock, phantom stock, stock appreciation right or other equity-based compensation plan with respect to the securities of any Affiliate that is sponsored, maintained or contributed to by the Company for the benefit of employees (and/or their families and dependents) generally or you in particular (and/or your family and dependents).

3. “Board” means the board of directors of the Company duly qualified and acting at the time in question.  On and after the date of a Change in Control, any duty of the Board in connection with this Agreement is nondelegable and any attempt by the Board to delegate any such duty is ineffective.

4. “Change in Control” means a Change in Control of the Company, as defined in the BioSante Pharmaceuticals, Inc. 2008 Stock Incentive Plan, after the date of this Agreement.

5. “Code” means the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, rulings and authoritative interpretations issued thereunder).  Any reference to a specific provision of the Code includes a reference to such provision as it may be amended from time to time and to any successor provision.

6. “Company” means BioSante Pharmaceuticals, Inc., any Successor and any Affiliate.

7. “Date of Termination” following a Change in Control (or prior to a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) means:

(a) if your employment is to be terminated by you, the date specified in the Notice of Termination which in no event may be a date more than 30 days after the date on which Notice of Termination is given unless the Company agree in writing to a later date;

(b) if your employment is to be terminated by the Company for Cause, the date specified in the Notice of Termination; or

(c) if your employment is terminated by reason of your death, the date of your death; or

(d) if your employment is to be terminated by the Company for any reason other than Cause or your death, the date specified in the Notice of Termination, which in no event may be a date earlier than 30 days after the date on which a Notice of Termination is given, unless you expressly agree in writing to an earlier date.

In the case of termination by the Company of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within the 30-day period after your receipt of the Notice of Termination, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination will be the date set either by mutual written agreement of the parties or by the judge or arbitrators in a proceeding as provided in Section IX.C. of the Agreement.  During the pendency of any such dispute, you will continue to make yourself available to provide services to the Company and the Company will continue to pay you your full compensation and benefits in effect immediately prior to the date on which the Notice of Termination is given (without regard to any changes to such compensation or benefits that constitute Good Reason) and until the dispute is resolved in accordance with Section IX.C. of the Agreement.  You will be entitled to retain the full amount of any such compensation and benefits without regard to the resolution of the dispute unless the judge or arbitrators decide(s) that your claim of a dispute was frivolous or advanced by you in bad faith.

In all cases, your Date of Termination must be consistent with your Termination of Employment.

8. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  Any reference to a specific provision of ERISA includes a reference to such provision as it may be amended from time to time and to any successor provision.

9. “Exchange Act” means the Securities Exchange Act of 1934, as amended.  Any reference to a specific provision of the Exchange Act or to any rule or regulation thereunder includes a reference to such provision as it may be amended from time to time and to any successor provision.

10.  “Notice of Termination” means a written notice given on or after the date of a Change in Control (unless your termination before the date of the Change in Control was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control in which case the written notice may be given before the date of the Change in Control) which indicates the specific termination provision in the Agreement pursuant to which the notice is given.  Any purported termination by the Company or by you on or after the date of a Change in Control (or before the date of a Change in Control if your termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) must be communicated by written Notice of Termination to be effective; provided, however, that your failure to provide Notice of Termination will not limit any of your rights under the Agreement except to the extent the Company demonstrates that it suffered material actual damages by reason of such failure.

11. “Other Arrangement” is any Benefit Plan or other plan, policy or practice of the Company or any other agreement between you and the Company, other than this Agreement.

12. “Person” means any individual, corporation, partnership, group, association or other person, as such term is used in Section 13(d) or Section 14(d) of the Exchange Act, other than the Company, any Affiliate or any qualified retirement plan sponsored by the Company or an Affiliate.

13. “Specified Employee”  You are a “Specified Employee” if on the date of your Termination of Employment you are a “key employee” (defined below), and the Company or any Affiliate has stock that is publicly traded on an established securities market within the meaning of such term under Section 409A(a)(2)(B) of the Code.  For this purpose, you are a “key employee” during the 12-month period beginning on the April 1 immediately following a calendar year, if you were employed by the Company or any Affiliate and satisfied, at any time during such preceding calendar year, the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations issued thereunder and disregarding Section 416(i)(5) of the Code).  You will not be treated as a Specified Employee if you are not required to be treated as a Specified Employee under Treasury Regulations issued under Section 409A of the Code.

14. “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Company’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Company’s outstanding securities ordinarily having the right to vote at the election of directors or all or substantially all of its assets or otherwise.

15. “Termination of Employment” means a termination of your employment relationship with the Company and all Affiliates or such other change in your employment relationship with the Company and all Affiliates that would be considered a “separation from service” under Section 409A of the Code.  Your employment relationship will be treated as remaining intact while you are on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that you will return to perform services for the Company or an Affiliate) but only if the period of such leave does not exceed six (6) months, or if longer, so long as you retain a right to reemployment by the Company or an Affiliate under applicable statute or by contract, provided, however, a twenty-nine (29) month period of absence may be substituted for such six (6) month period of absence where your leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and such impairment causes you to be unable to perform the duties of your position of employment or any substantially similar position of employment.  In all cases, your Termination of Employment must constitute a “separation from service” under Section 409A of the Code and any “separation from service” under Section 409A of the Code shall be treated as a Termination of Employment.